                                                                     EXHIBIT 5.0
                               LESTER MORSE P.C.
                              111 GREAT NECK ROAD
                           GREAT NECK, NEW YORK 11021
                            TELEPHONE (516) 487-1446
                           TELECOPIER (516) 487-1452


                                  June 8, 1998

Board of Directors
Saxon Acquisition Corp.
33 Eleventh Avenue
Huntinton Station, NY 11746

Re:  Saxon Acquisition Corp.
     Registration Statement on Form S-1
     File No. 333-37485
     ----------------------------------

Gentlemen:

     We have reviewed the Certificate of Incorporation and amendments thereto, By-Laws (as amended), corporate proceedings and other documents of Saxon Acquisition Corp. (the "Company") and based upon the foregoing, it is our opinion that the securities being registered with the Securities and Exchange Commission pursuant to the Registration Statement (File No. 333-37485), as amended, will when sold, be legally issued, fully paid and non-assessable.

     No consents, approvals, authorizations or orders of agencies, officers or other regulatory authorities are necessary for the valid authorization, issuance or sale of the shares hereunder, except as such may be required under the Securities Act of 1933, as amended, or state securities, or Blue Sky laws.

     We consent to the filing of this opinion as an exhibit to the aforesaid Registration Statement and further consent to the reference made to us under the caption "Legal Matters" in the Prospectus constituting a part of such Registration Statement. Nothing contained herein shall be considered an omission that we are deemed an expert within the meaning of the Securities Act of 1933, as amended.


                                    Very truly yours,

                                    LESTER MORSE P.C.

                                    /s/ Steven Morse
SM:ag